Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Financial Guaranty Insurance Company:

         We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K of Residential Funding Mortgage Securities II Inc. (the "Registrant"), which is incorporated by reference in the Registrant's registration statement (No. 333-110340), and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant relating to the Home Loan Trust 2005-HI1, Home Loan-Backed Notes, Series 2005-HI1.


                                                   /s/ KPMG LLP



New York, New York
January 19, 2005